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                                                                    EXHIBIT 21.1

                            SUBSIDIARIES OF NETSCOUT

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

NAME                                               JURISDICTION OF INCORPORATION
----                                               -----------------------------
NetScout Systems Security Corporation                   Massachusetts
NetScout Systems Canada Inc.                            Ontario, Canada
NetScout Systems Foreign Sales Corporation              Barbados
NetScout Systems (UK) Limited*                          England and Wales

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*The shares of NetScout Systems (UK) Limited were originally issued to Anil
Singhal and Narendra Popat. Messrs. Singhal and Popat are in the process of having ownership of the shares transferred to NetScout.